Exhibit 10.18

AGREEMENT

Agreement (this “Agreement”) dated July 21, 2009 by and between Canvar Groupe Inc. with a headquarters address at 100-2700 Rufus-Rockhead, Montreal QC H3J 2Z7, Canada (“Canvar”) and Valtech Communications, Inc. 550 Chemin du Golf Suite 202, Ile des Soeurs PQ H3E 1A8 Canada, (“Valtech”) The parties hereto are hereinafter referred to as the “Parties.”

Whereas, Canvar is in the business of developing, constructing, improving, and operating residential, hotel and commercial properties primarily in the Montreal Quebec Canada metropolitan area; and

Whereas, Valtech is in the business of installing and operating “triple play” telecommunications services consisting of high speed Internet, television and telephone service (‘Valtech Telecommunications Services”) primarily in the Montreal Quebec Canada metropolitan area; and

Whereas, Canvar and Valtech agreed orally to enter into joint relationship regarding the installation of Valtech Telecommunications Services in buildings and hotels owned by Canvar; and

Whereas, the Parties desire to embody this oral understanding into a written agreement; and

Whereas, Canvar desires to offer to its residents and tenants Valtech Telecommunications Services in two modalities: a) contracted by individual residents and/or tenants and b) provided by Canvar as part of the monthly rent or lease; and

Whereas, Valtech desires to provide Valtech Telecommunications Services to properties operated by Canvar

Now Therefore in consideration of the premises and the terms hereinafter set forth it is agreed between the Parties as follows:

1. Canvar will, when it leases or rents apartments or office space, provide brochures, price lists, contact information and other literature relating to Valtech Telecommunications Services.

2. Canvar will, in new or refurbished construction to which it intends to provide Telecommunications Services for no additional charge to tenants have Valtech install wiring to Valtech’s server and will pay Valtech the going rate for such installation.

3. Canvar will, commencing with apartments presently under construction above its Hilton Garden Hotel, Montreal, Quebec, Canada provide wiring and equipment to facilitate Valtech Telecommunications Services to premises in which it is offering telecommunications services at no additional charge to the tenant and will pay to Valtech, Valtech’s standard rate for multiple units on a monthly basis.

4. Canvar, based on the success of its offering telecommunications services to tenants of its Hilton Garden Hotel, will offer similar services to other of its existing and future properties and will also offer as an agent of Valtech, for a selling fee to be negotiated, Valtech Telecommunications Services to other developers and property owners initially in the Montreal metropolitan area and, if successful, to other metropolitan areas in Canada.

5. It is understood that Canvar will evaluate the success of its telecommunications offerings to its tenants in the Hilton Garden Hotel and will decide based, on its evaluation, whether not to continue to offer such services as part of the rent or lease.

6. The term of this Agreement shall be for a period of one year from the date of execution, i.e. July 20, 2010, on which date, this Agreement shall automatically terminate unless the Parties have agreed to extend the term, in writing, at least fifteen (15) days prior to the expiry date.

7. Either Party shall have the option to cancel this Agreement for cause, defined herein as the inability on the part of Valtech to install, maintain and operate the Valtech Telecommunications Services in the manner as represented in its literature, including without limitation, provision of repair services, technical and customer telephone and online support, and provision of upgrades and on the part of Canvar, failure to pay for services on a timely bases, failure to provide access to premises, and offering of competing services upon notice, in writing, of fifteen (15) days prior to the expiry of any month of the term of this "Agreement

8. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein to the exception of its rules on conflict of laws. Any litigation arising from the "Agreement" shall be submitted to the Courts sitting in the Province of Quebec, in the judicial District of Quebec.

The Parties hereto acknowledge that they have requested and are satisfied that the foregoing and all related documents be drawn up in the English language;

Les parties aux presentes reconnaissent qu’elles ont exige que ce qui precede et tous documents qui s'y rattache soient rediges et executes en anglais et s’en declarent satisfaits;

Canvar Groupe Inc. Valtech Communications Inc.

By: ____________________ By: ______________________

Name: Pierre Varadi Name: Rene Arbic
Title: President Title: President